Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120701) pertaining to the 2004 Equity Incentive Plan and Non-employee Directors Restricted Stock Plan of Thomas Properties Group, Inc. and the Registration Statement (Form S-3 No. 333-132915) of Thomas Properties Group, Inc. and in the related prospectus of our report dated March 14, 2008, with respect to the consolidated financial statements and schedules of Thomas Properties Group, Inc. and TPG/CalSTRS, LLC, and the effectiveness of internal control over financial reporting of Thomas Properties Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

ERNST & YOUNG LLP

Los Angeles, California

March 17, 2008